Matters Submitted to a Vote of Shareholders

On January 26, 2005, Special Meetings of Shareholders of the Select and Blue Chip Funds were held to consider an Agreement and Plan of Reorganization for each Fund. Under the Agreements and Plans of Reorganization, the assets of the Select and Blue Chip Funds would be tranferred to the Dreyfus Premier Select Fund and the Dreyfus Premier Blue Chip Fund, respectively, and the shareholders of the Select and Blue Chip Funds would receive Class J shares of the Dreyfus Premier Select Fund and the Dreyfus Premier Blue Chip Fund, respectively, in exchange for their Select and Blue Chip Fund shares. The Agreements and Plans of Reorganization were approved by the shareholders of the Select and Blue Chip Funds pursuant to the following vote:

			   Shares
		Shares	   Represented	 	      Shares
                Eligable   at the        Shares       Voted
                to Vote    Meeting       Voted For    Against  Abstentions

Select Fund     2,494,729  1,491,330     1,398,145    91,851   1,334
Blue Chip Fund  2,187,475  1,261,595     1,231,196    24,924   5,475